COLLEGE RETIREMENT EQUITIES FUND
                     730 THIRD AVENUE, NEW YORK, N.Y. 10017

                             TELEPHONE: 800-842-2733

                              UNIT-ANNUITY CERTAIN

               CERTIFICATE    DATE OF FIRST PAYMENT   FREQUENCY OF    DATE OF LAST PAYMENT
                 NUMBER          MO.   DAY   YR.         PAYMENT         MO.   DAY   YR.

                IA00000-0          10  01  87            MONTHLY          09   01   97

   PARTICIPANT        [DOE, JOHN]

                         2.023                    $100.58                   10 YEARS
                         -----                    -------                   --------
                 ANNUITY UNITS PAYABLE        AMOUNT OF FIRST               PERIOD OF
                                              ANNUITY PAYMENT           ANNUITY PAYMENTS


        This is to certify that you, as the owner (Participant) of this certificate, are entitled to share in the benefits of COLLEGE RETIREMENT EQUITIES FUND ("CREF").

        This page refers briefly to some of the features of your certificate. The next pages set forth in detail the rights and obligations as between CREF and you under the certificate. PLEASE READ YOUR CERTIFICATE. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

        This certificate will provide an income to you, while you are living, for a specified period of years. If you die within this period, payments will continue to the end of the period to the beneficiary. Unless otherwise specified on Page 5, the present value of these payments may be paid in one sum.

        You, or your beneficiary, will be paid an income of a fixed number of annuity units. The amount of dollars payable per unit will change primarily with the changes in the value of CREF's investments. There is no guarantee of any dollar amount; you, or your beneficiary, are assured of full participation in CREF. All dollar amounts payable are determined by actuarial methods.

                                                           /s/John H. Biggs
                                                               CHAIRMAN AND
                                                         CHIEF EXECUTIVE OFFICER

COUNTERSIGNED---------------------------------------
                             REGISTRAR

             THIS CERTIFICATE CANNOT BE ASSIGNED NOR DOES IT PROVIDE
         FOR LOANS. THIS CERTIFICATE DOES NOT GUARANTEE ANY FIXED DOLLAR
                           AMOUNT OF ANNUITY PAYMENTS.

                               INDEX OF PROVISIONS

                                                                         Section

Assignment -- Void and of no effect.....................................     12
Beneficiary...............................................................    8
Certificate..............................................................    14
Claims of Creditors -- Protection against................................    16
Consideration............................................................     1
Correspondence with us....................................................   18
Loans -- No provision for.................................................   13
Ownership...............................................................     11
Payment to an Estate, Trustee, etc........................................   17
Present Value.............................................................    3
Procedure for Elections and Changes......................................    10
Proof of Survival........................................................     9
Requests for Benefits.....................................................   18
Rules of the Fund........................................................     4
Service of Process upon CREF.............................................    15
Surrender Right...........................................................    5
Unit Annuity Payments....................................................     2
        - Change of frequency............................................     6
        - Termination of..................................................    7

                        COLLEGE RETIREMENT EQUITIES FUND

                                 Date of                             Date of
              Certificate         First           Frequency           Last
                Number           Payment         of Payment          Payment          Date of
                                                                                       Birth
               IA00000-0       10  01  87          MONTHLY                          MO  DA  YR

Participant   [DOE, JOHN]                                                           09   23  22


                 2.023
             STOCK ACCOUNT       $100.58      10 YEARS

             Annuity Units                    Amount of          Period of
                Payable                     First Annuity         Annuity
                                               Payment           Payments

             DATE OF ISSUE
              MO   DA   YR
           10      01     87


                                                     PROVISIONS

1.    CONSIDERATION.

      THIS CERTIFICATE IS ISSUED IN EXCHANGE FOR THE SURRENDER TO CREF OF CERTIFICATE NUMBER [P000000-0] AND THE APPLYING OF ITS PROCEEDS OF [$10,000.00] TO THIS CERTIFICATE. THESE ACTS FULFILL ALL OBLIGATIONS OF THE CERTIFICATE THAT HAS BEEN SURRENDERED.
      THE CONSIDERATION FOR THIS CERTIFICATE HAS BEEN DELIVERED AT CREF'S HOME OFFICE IN NEW YORK, NEW YORK.

                        This page is intentionally blank.

                             BENEFICIARY DESIGNATION

                              CLASS I BENEFICIARIES

NAME                                         RELATIONSHIP TO PARTICIPANT

MARY DOE                                                   WIFE

                                   CLASS II BENEFICIARIES

NAME                                         RELATIONSHIP TO PARTICIPANT

JANE DOE                                                 DAUGHTER

2. UNIT ANNUITY PAYMENTS. Your income will begin as of the Date of First Payment if you are then alive. Payments will continue to you during the period of Annuity Payments as long as you live. If you die before the end of the Period of Annuity Payments, we will continue payments to the beneficiary to the end of that Period. No payments will be made after the Period of Annuity Payments. In lieu of payments due the beneficiary the Present Value of any payments may be paid to the beneficiary in one sum unless otherwise specified on Page 5. The Date of First Payment, Frequency of Payment, Period of Annuity Payments, Date of Last Payment and the number of Annuity Units payable are shown on Page 3.

     If you outlive all beneficiaries but die within the Period of Annuity Payments, we will pay to your estate the Present Value of any payments remaining due. If a beneficiary dies while entitled to receive payments, the Present Value of any payments still due to him or her will be paid to the surviving person or persons named to received it. If no one so named is then living, the Present Value will be paid to the estate of such beneficiary.

     The dollar amount of each payment will be the current value on the date of each payment of the number of Annuity Units stated on Page 3. The value of an Annuity Unit will change from time to time to reflect CREF's investment, mortality and expense experience and will be determined in accordance with the Rules of the Fund, using actuarial methods.

     Payments are subject to any method of payment agreement or the provisions of any beneficiary designation in effect under this certificate.

     3. PRESENT VALUE. The Present (discounted) Value is a one-sum amount paid in lieu of a series of payments. The Present Value of future payments is computed in accordance with the Rules of the Fund.

     4. RULES OF THE FUND. The Rules of the Fund govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules was furnished to you when this certificate was issued; you will be notified of all amendments to the Rules.

     5. SURRENDER RIGHT. Unless otherwise specified on Page 5, you may surrender this certificate for a one-sum payment. This payment will be equal to the Present Value of all payments remaining due. A surrender may be made without regard to the interest of any beneficiary.

     6. CHANGE OF FREQUENCY OF UNIT ANNUITY PAYMENTS. You, or a beneficiary receiving payments, may request a change to equivalent payments made annually, semi-annually, quarterly or monthly. However, CREF has the right to decline any change that would result in an initial payment of less than $25.

     7. TERMINATION OF UNIT ANNUITY PAYMENTS. The final payment to be made under this certificate will be the payment due on the Date of Last Payment, shown on Page 3.

     8. YOUR BENEFICIARY. Beneficiaries are persons named, in form satisfactory to CREF, to receive any payments remaining due at your death. Different classes of beneficiaries, such as primary (first) and contingent (secondary), may be designated. These classes set the order of payment. If a class contains more than one person, any payments remaining due at your death will be paid to the then living persons in a class in equal shares, unless provided otherwise. For example, if you die during the Period of Annuity Payments with your spouse having been named as primary beneficiary and "my children" as equal contingent beneficiaries, your spouse would receive any payments remaining due upon surviving you. But if your spouse did not survive you, then your surviving children would receive equal shares of any payments remaining due.

     The terms "children" or "my children" may be used to name a class of beneficiaries, either primary or contingent. Unless otherwise specified, these terms will mean all children born of your marriage or marriages and any children legally adopted by you. The term "children" also has the same inclusive meaning when used to name as beneficiaries the children of your spouse, your child, your brother or your sister.

     The beneficiary designation may be changed as explained below, unless otherwise specified on Page 5.

     9. PROOF OF SURVIVAL. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of your certificate is alive on the date any payment is due. If this proof is not received by us after requested in writing, CREF will have the right to withhold payments entirely until such proof is received.

     10. PROCEDURE FOR ELECTIONS AND CHANGES. You or a beneficiary, when having the right to do so, may elect or change, in accordance with the terms of your certificate, any of the following by written notice satisfactory to CREF sent to its home office in New York, NY:

               A) the method of payment to the beneficiary;
               B) the beneficiary; or
               C) the frequency of payments; or
               D) the  surrender  of this  certificate  for its  Present  Value
                 (only a  beneficiary  may have this right).

No such notice will take effect unless it has been received by CREF. When received it will take effect as of the date it was signed, whether or not the signer is living at the time we receive it. Any action taken by CREF in good faith before receiving the notice will not subject CREF to liability that is due to our acts being contrary to what was stated in the notice.

     11. OWNERSHIP. You own this certificate. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

     12. NO ASSIGNMENT. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect.

     13. NO LOANS. This certificate does not provide for loans.

     14. THE CERTIFICATE. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an Executive Officer or Registrar of CREF.

     The consideration has been delivered and all benefits are payable at CREF home office in New York, NY.

     15. SERVICE OF PROCESS UPON CREF. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States, Puerto Rico or Canada provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of our rights, including the right to remove such action or suit to another court.

     16. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

     17. PAYMENT TO AN ESTATE, TRUSTEE, ETC. CREF reserves the right to pay in one sum the Present Value of any benefits due an estate, corporation, partnership, trustee or other entity not a natural person. CREF will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party to whom payment is made.

     18. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form or request for benefits will be deemed to be received by us unless it is received at our home office. Any questions about this certificate or inquiries about our service should be sent to us at our address:

                                      CREF
                                730 Third Avenue
                               New York, NY 10017.